Exhibit 99.2

Q2FY23SHAREHOLDER LETTER

Fellow Shareholders, Viasat posted solid results for the fiscal quarter ended September 30, 2022, consistent with our expectations for the quarter. We’ve also continued to make progress on several initiatives in important business areas, as we’ll discuss further in this letter. › We are nearing the initial deployment of the ViaSat-3 constellation. ViaSat-3 (Americas) has now been fully integrated and completed launch environmental testing, as well as ground testing of deployable subsystems. The deployable systems are currently being inspected and re-integrated for launch and the satellite is expected to be ready for shipment to the launch site in December. Launch is anticipated in Q1 CY2023, with a target of earlier in that period, which is later than we had planned. The specific date will be driven by the timing of high priority U.S. national missions operating out of the same launch pad. The programs for the second and third ViaSat-3 satellites remain on schedule, with the launch of ViaSat-3 (EMEA) expected during the summer of 2023. › Subsequent to quarter end, we entered into an agreement to sell our Link-16 Tactical Data Link (TDL) business to L3Harris for approximately $1.96 billion (the Link-16 TDL Sale). This business is largely comprised of line-of-sight tactical radio products. We believe the attractive valuation – over 40% of Viasat’s enterprise value the day prior to deal announcement – is indicative of the overall value of our diverse set of government businesses. While it is difficult to part with a business that has been such an important part of Viasat over the years, the transaction will substantially reduce debt and leverage, and more closely align ongoing investment synergies in our government business with the rest of our portfolio. We believe L3Harris is well positioned to continue to grow the Link-16 TDL business. › We continue to work through regulatory approvals for the Inmarsat transaction. The Australian Foreign Investment Review Board announced in October 2022 that it has no objections to the combination. The Competition and Markets Authority (CMA) in the U.K. referred the transaction to a Phase 2 review. Revenue1 for Q2 FY2023 was $745 million, a 6% year-over-year (YoY) increase from Q2 FY2022. Net loss2 for Q2 FY2023 was $48 million compared to net income of $3 million in the prior year period, while Adjusted EBITDA3 was $188 million, a 21% increase YoY. Revenue and Adjusted EBITDA growth from continuing operations – which excludes the Link-16 TDL business now held for sale – was 8% and 29% YoY, respectively. Service revenue for the quarter reached a new record, up 5% YoY, driven by YoY growth across all three business segments. Product revenue was up 8% YoY, which included $56 million associated with the payment received in satisfaction of the litigation verdict entered against Acacia Communications, Inc. with respect to its misuse of our intellectual property, offset by lower in-flight connectivity (IFC) terminal shipments in Commercial Networks resulting mainly from delayed new aircraft deliveries to our commercial airline customers, and continuing certification delays and supply chain component shortages in Government Systems. Adjusted EBITDA included $51 million associated with the Acacia litigation payment, partially offset by increasing ground network operating costs ahead of ViaSat-3 (Americas) launch, market entry and support costs, and higher sales and marketing expense. Total awards4 in Q2 FY2023 reached $1.1 billion, 34% higher than a year ago, reflecting growth in Government Systems awards for senior leader communications, satcom networks, information assurance, and tactical data link products, as well as increased awards for antenna systems and satellite networking development programs in Commercial Networks. Government Systems awards reached a new quarterly record, $567 million, an increase of 35% YoY, which included $326 million of awards for continuing operations. We ended the quarter with backlog5 of $2.4 billion, including $1.8 billion of backlog for continuing operations (excluding $3.4 billion of potential value under Indefinite Delivery Indefinite Quantity (IDIQ) awards). We’ll provide more detail on the expected impact of the Link-16 TDL Sale on our results in the following sections of this letter. Shareholder Letter | Q2 Fiscal Year 2023 1

Q2 FY2023 Financial Results

- During the quarter, Viasat received a $62 million payment related to the Acacia Communications litigation verdict, which increased Commercial Networks product revenue and Adjusted EBITDA for the quarter by $56 million and $51 million, respectively, while interest income increased by $6 million. Costs associated with the payment are included in general and administrative expense
- Revenue for Q2 FY2023 increased 6% YoY to $745 million and revenue from continuing operations increased 8% YoY to $657 million
- Net loss of $48 million for Q2 FY2023 includes $69 million of non-cash tax expense related to the establishment of a valuation reserve resulting from the probable shift of future state income tax apportionment rates upon completion of the Link-16 TDL Sale; excluding the tax credit valuation, net income would have increased by $17 million compared to Q2 FY2022 primarily due to increased Adjusted EBITDA and interest income
- Adjusted EBITDA for the quarter increased 21% YoY to $188 million. Adjusted EBITDA from continuing operations increased 29% YoY to $153 million primarily due to the Acacia payment and strong performance in our IFC business, partially offset by higher costs associated with the ViaSat-3 service launch and lower revenue from fixed broadband
- Government Systems returned to growth with revenue from continuing operations increasing 1% YoY and 20% sequentially
- Satellite Services revenue was flat YoY, with higher IFC revenue from 20% more aircraft in service compared to Q2 FY2022, growth in LATAM international fixed broadband and, in the U.S., higher fixed broadband ARPU partially offsetting fewer residential subscribers
- Awards for the quarter increased 34% YoY to a record $1.1 billion driven primarily by strong bookings in both Government Systems and Commercial Networks, resulting in a healthy backlog of $2.4 billion and a book-to-bill of 1.5x
- Net leverage[7] remained flat sequentially at 4.2x LTM Adjusted EBITDA, with higher net debt offset by higher Adjusted EBITDA

AWARDS[4]
$ in millions


$832
$1,115
$1,427
$1,897
Q2 FY22
Q2 FY23
Q2 FY22 YTD
Q2 FY23 YTD

REVENUE[1]
$ in millions


Discontinued Ops
Continuing Ops
$701
$745
$1,366
$1,423
Q2 FY22
Q2 FY23
Q2 FY22 YTD
Q2 FY23 YTD

OPERATING INCOME (LOSS)[6]
$ in millions


$8.3
$27.0
$24.6
($0.1)
Q2 FY22
Q2 FY23
Q2 FY22 YTD
Q2 FY23 YTD

NET INCOME (LOSS)[2]
$ in millions


$3.3
($48.2)
$20.3
($69.8)
Q2 FY22
Q2 FY23
Q2 FY22 YTD
Q2 FY23 YTD

NON-GAAP NET INCOME (LOSS)[2]
$ in millions


$25.4
($13.6)
$58.7
($3.0)
Q2 FY22
Q2 FY23
Q2 FY22 YTD
Q2 FY23 YTD

ADJ. EBITDA[3]
$ in millions


Discontinued Ops
Continuing Ops
$155
$188
$314
$320
Q2 FY22
Q2 FY23
Q2 FY22 YTD
Q2 FY23 YTD

Shareholder Letter | Q2 Fiscal Year 2023 2

Government Systems

AWARDS[4], REVENUE[1] AND ADJ. EBITDA[3]
$ in millions


Discontinued Ops
Continuing Ops
$420
$567
$266
$264
$76
$76
Awards
Revenue
Adj. EBITDA
Q2 FY22
Q2 FY23

AWARDS[4], REVENUE[1] AND ADJ. EBITDA[3]
$ in millions


$670
$891
$539
$518
$155
$134
Awards
Revenue
Adj. EBITDA
Q2 FY22 YTD
Q2 FY23 YTD

BACKLOG[5] AND UNAWARDED IDIQ
$ in millions


$1,065
$1,188
$3,819
$3,394
Backlog
Unawarded IDIQ
Q2 FY22
Q2 FY23

Segment Highlights

- Achieved record awards of $567 million in Q2 FY2023. Notable awards included MIDS JTRS Lot 11 and Lot 11A terminals, senior leader government aircraft mobile broadband, space-based connectivity services, information assurance, and Navy radio and cryptography prototyping
- Expanded Viasat UK Ltd. presence in Europe through the signing of the UK Armed Forces Covenant, which supports members of the armed forces community through employment, education, and financial assistance
- Selected by the European Space Agency to conduct a multi-layered satellite communication study evaluating the use cases, market segments and technical aspects of future multi-orbit systems

Awards

Q2 FY2023 Government Systems awards achieved a new quarterly record of $567 million with increases of 35% YoY and 76% sequentially. The record quarter was driven by multiple businesses including tactical data links with a significant order for MIDS JTRS products (which is part of our Link-16 TDL business held for sale), government mobile broadband services, information assurance, and government satcom systems. Government Systems ended the quarter with an exceptional book-to-bill ratio of 2.1x and backlog of $1.2 billion, excluding approximately $3.4 billion of potential unawarded IDIQ contract value. Awards and backlog from continuing operations in Government Systems were $326 million and $589 million, respectively.

Revenue

Government Systems Q2 FY2023 revenue was $264 million, a decrease of 1% YoY, while revenue from continuing operations was $176 million, an increase of 1% YoY. Strong services revenue from government satcom systems contributed to the YoY continuing operations increase and more than offset a decrease in product revenues. Certification delays and spot supply chain issues remained in the second quarter and we expect those bottlenecks to resolve in the back half of FY2023.

Adjusted EBITDA

Q2 FY2023 Government Systems Adjusted EBITDA was $76 million, a decrease of 1% YoY, while Adjusted EBITDA from continuing operations grew 2% YoY to $41 million. The YoY increase mostly resulted from lower research and development expenses and higher services gross margin.

Shareholder Letter | Q2 Fiscal Year 2023 3

Satellite Services

AWARDS, REVENUE AND ADJ. EBITDA[3]
$ in millions



$304 $308
$300 $301
$108 $92
Awards
Revenue
Adj. EBITDA
Q2 FY22
Q2 FY23

AWARDS, REVENUE AND ADJ. EBITDA[3]
$ in millions



$579 $625
$574 $613
$212 $193
Awards
Revenue
Adj. EBITDA
Q2 FY22 YTD
Q2 FY23 YTD

REVENUE MIX
Annual and Quarterly Trends



16%
20%
23%
12%
35%
FY18
FY19
FY20
FY21
FY22
35%
37%
39%
42%
43%
Q2 FY22
Q3 FY22
Q4 FY22
Q1 FY23
Q2 FY23
U.S. Fixed Broadband
Mobility / International / Other

Segment Highlights

- Reached 43% revenue from our non-U.S. fixed broadband businesses in Q2 FY2023, driven primarily by mobility services, RigNet energy solutions, and international fixed broadband
- Provided IFC services to 1,950 aircraft in Q2 FY2023, an increase of 20% YoY. Aircraft in service growth was impacted somewhat by delivery delays of certain new aircraft to some of our airline customers
- Achieved a connectivity milestone in Brazil with over 60,000 sites in service and connecting over 11 million Brazilians, including 24,000 internet access points for rural and indigenous schools, health posts, public service facilities, and non-profit organizations
- Executed an agreement with a major streaming service provider to enable substantially greater efficiency in delivering streaming content

Revenue

Satellite Services Q2 FY2023 revenue was $301 million, slightly higher than the prior year quarter. Commercial air IFC services drove significant YoY revenue growth, which was largely offset by a decline in U.S. fixed broadband revenue due to capacity allocations and fewer residential subscribers, partially offset by higher ARPU. Until ViaSat-3 (Americas) enters commercial service, we expect continued pressure on U.S. fixed broadband due to capacity management tradeoffs in support of our rapidly growing mobility services, inflation impacts on consumer spending, and increased competition.

Adjusted EBITDA

Q2 FY2023 Satellite Services Adjusted EBITDA was $92 million, a 15% decrease YoY. The YoY Adjusted EBITDA decline was driven primarily by ground network expenses related to the ViaSat-3 programs, lower contribution from a decline in the U.S. fixed broadband subscriber base, lower margin contributions from RigNet, supply chain constraints impacting our commercial and general aviation customers, and spending on international activities.



1,700
1,880
1,910
1,930
1,970
Aircraft Installed
1,620
1,800
1,830
1,900
1,950
Aircraft In-Service
Q2 FY22
Q3 FY22
Q4 FY22
Q1 FY23
Q2 FY23
Commercial Aircraft

Shareholder Letter | Q2 Fiscal Year 2023 4

Commercial Networks

AWARDS, REVENUE AND ADJ. EBITDA[3]
$ in millions


$107
$240
$135
$180
($30)
$21
Awards
Revenue
Adj. EBITDA
Q2 FY22
Q2 FY23

AWARDS, REVENUE AND ADJ. EBITDA[3]
$ in millions


$177
$382
$253
$293
($53)
($7)
Awards
Revenue
Adj. EBITDA
Q2 FY22 YTD
Q2 FY23 YTD



Segment Highlights

- Earned strong new business awards of $240 million in Q2 FY2023, an increase of 124% YoY. Excluding the impact of the Acacia payment, quarterly awards were up 72% YoY
- Achieved a significant milestone in the ViaSat-3 (Americas) satellite program with completion of all spacecraft environmental testing, which simulates the vibration and acoustic environments the satellite will experience during launch, and ground testing of deployable subsystems
- Received a $62 million payment ($56 million revenue impact and $51 million Adjusted EBITDA impact for the quarter) associated with litigation involving Acacia Communications

Awards

Q2 FY2023 Commercial Networks awards increased 72% YoY, excluding the impact of the Acacia payment. Award growth was driven by several antenna systems programs, satellite networking products, and satellite product orders from Australia's NBN Co.

Revenue

Commercial Networks Q2 FY2023 revenue was $180 million, an increase of 34% YoY. Excluding the impact of the Acacia payment, revenue of $124 million was down 8% YoY, primarily due to higher IFC terminal shipments in the prior year period, partially offset by increased demand for RigNet energy products.

Adjusted EBITDA

In Q2 FY2023, Commercial Networks Adjusted EBITDA was $21 million. Excluding the impact of the Acacia payment, Adjusted EBITDA was a loss of $30 million, an increased loss of 2% YoY. Reduced R&D expenditures for satellite payload development were offset by lower revenue flow through, higher SG&A, and increased costs for aviation terminals due to supply chain constraints.

ViaSat-3 Update

The ViaSat-3 (Americas) satellite has completed all launch environmental testing, spacecraft thermal vacuum testing, and all post-environmental deployment testing. We expect the satellite to be ready for shipment in December and anticipate launch in Q1 CY2023, with a target of earlier in the quarter, which is later than we had planned, with the specific date driven by the timing of high priority U.S. national launches using the same launch pad. Both ViaSat-3 (EMEA) and ViaSat-3 (APAC) remain on schedule, with the launch of ViaSat-3 (EMEA) expected during the summer of 2023.

Shareholder Letter | Q2 Fiscal Year 2023 5

Balance Sheet, Cash Flows and Liquidity
Operating Cash Flow
Viasat generated $188 million in operating cash flow during the quarter, an increase of 16% YoY and 376% sequentially. The YoY comparison primarily reflects the increase in operating results. Sequentially, the increase relates to the increase in operating results and a large decrease in working capital primarily driven by an increase in other accrued liabilities and decreases in accounts receivable.
Capital Expenditure & Investment
Q2 FY2023 capital expenditures were $284 million, an increase of 33% YoY. The increase was primarily due to higher satellite capital expenditures for the ViaSat-3 constellation program and higher expenditures in other related infrastructure and software development.
Debt and Leverage
Net debt increased $128 million to $2.6 billion at the end of Q2 FY2023 while net leverage remained flat at 4.2x LTM Adjusted EBITDA. We expect net leverage will increase in Q3 FY2023 as we head into the ViaSat-3 (Americas) service launch and continue to invest in the remainder of the global ViaSat-3 constellation. Net leverage is expected to decline materially in connection with the closing of the Link-16 TDL Sale, as we intend to apply net proceeds of the sale to increase liquidity and reduce debt – whether existing or committed as part of the Inmarsat acquisition.
During the quarter, our liquidity declined to $578 million, which includes $149 million in cash and cash equivalents and $429 million of remaining borrowing capacity under our revolving credit facility. We expect net cash proceeds of approximately $1.8 billion from the Link-16 TDL Sale, which will materially strengthen our balance sheet and improve liquidity.
Shareholder Letter    |    Q2 Fiscal Year 2023 6

FY2023 Outlook
During the second quarter of FY2023 our outlook has been impacted by macro-economic challenges – including delayed deliveries by aircraft manufacturers impacting our commercial and business aviation customers, cost increases and certain delivery schedule delays due to supply chain shortages, longer than anticipated security certification delays for new encryption devices, and the cumulative effects of the delay in the ViaSat-3 satellite launch schedule on fixed broadband. Our long-term standalone outlook remains intact.
Subsequent to quarter end, we announced the Link-16 TDL Sale. Because the timing of closing is uncertain, and to simplify comparison with prior outlooks, the following outlook is provided on a standalone basis as if the Link-16 TDL business remains with Viasat through the end of FY2023. The Link-16 TDL Sale will be concluded upon receipt of required regulatory approvals and satisfaction of other customary closing conditions.
› For FY2023 we anticipate mid-single digit revenue and Adjusted EBITDA growth compared to FY2022, which is slightly lower than our previous guidance.
› We expect Government Systems revenue growth will be in the high single digits on a YoY basis, supported by the strong awards reported in the first half of FY2023, our substantial backlog and IDIQ portfolio and resolution of transient supply chain and certification bottlenecks. FY2023 YoY Adjusted EBITDA growth is expected to be in the high single digits on an increasing mix of higher margin service revenue, offset by supply chain cost pressures and higher discretionary success-based R&D investments.
› Satellite Services revenue for FY2023 is expected to increase modestly YoY, with growing IFC revenue largely offset by constraints in U.S. fixed broadband ahead of ViaSat-3 (Americas) commencing commercial service. Margins will reflect increasing expenses associated with activating the ViaSat-3 ground network and higher costs due to global network and service expansion.
› Commercial Networks revenue is expected to grow strongly for FY2023, driven primarily by IFC mobility terminal deliveries, the Acacia payment and the backlog in ground antenna systems. Flow through of higher margin revenue and cost management are expected to drive meaningful YoY Adjusted EBITDA improvement.
› Net leverage is anticipated to increase modestly during the remainder of FY2023 associated with continued investments in the ViaSat-3 program, with a substantial decline expected in connection with the closing of the Link-16 TDL Sale as a result of a reduction in debt.
Longer term, and proforma for the Link-16 TDL Sale, we expect to achieve our stand-alone FY2025 target of doubling revenue and more than doubling Adjusted EBITDA relative to FY2020. We expect that the balance sheet benefits of the Link-16 TDL Sale and strategic benefits from the Inmarsat transaction, once both are consummated, will deliver enduring benefits to all of our stakeholders.
On behalf of everyone at Viasat, we want to thank our shareholders, customers, partners and employees for their continued support. Sincerely,
Mark Dankberg Rick Baldridge
Shareholder Letter    |    Q2 Fiscal Year 2023 7

Endnotes
1. Revenue includes both continuing and discontinued operations unless otherwise noted. Satellite Services and Commercial Networks revenue is not impacted by the discontinued operations.
2. Net income (loss) as used herein is defined as net income (loss) attributable to Viasat, Inc. common stockholders, and includes net income (loss) from both continuing and discontinued operations.
3. A reconciliation of Adjusted EBITDA to net income (loss) attributable to Viasat, Inc. is provided at the end of this letter. Adjusted EBITDA includes Adjusted EBITDA from both continuing and discontinued operations. On the Satellite Services and Commercial Networks segment pages, Adjusted EBITDA is only applicable to continuing operations; however, for all three segments Adjusted EBITDA includes certain corporate and other indirect costs previously allocated to the discontinued operations that have been reallocated across all three segments for the periods presented.
4. Awards include continuing and discontinued operations. Amounts include awards from continuing operations of $874 million and $1,534 million for the three and six months ended September 30, 2022, respectively. Government Systems segment amounts include awards from continuing operations of $326 million and $527 million for the three and six months ended September 30, 2022, respectively.
5. Backlog includes both continuing and discontinued operations.
Backlog from continuing operations was $1.8 billion and $1.8 billion as of September 30, 2021, and September 30, 2022, respectively. Government Systems segment backlog from continuing operations was $511 million and $589 million as of September 30, 2021, and September 30, 2022, respectively.
6. Operating income (loss) includes both continuing and discontinued operations.
7. Net leverage ratio is defined as principal amount of total debt less cash and cash equivalents, divided by LTM Adjusted EBITDA.
Shareholder Letter    |    Q2 Fiscal Year 2023 8

Forward Looking Statements
This shareholder letter contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to satellite construction and launch activities, including expectations regarding integration, testing, completion, launch and deployment of our ViaSat-3 class satellites and capacity constraints prior to commencement of commercial service; the proposed Link-16 TDL Sale and statements regarding the expected timing, net cash proceeds, use of proceeds and other benefits thereof; the proposed acquisition of Inmarsat (the Inmarsat Transaction and, together with the Link-
16 TDL Sale, the Transactions) and statements regarding the expected timing, financing and benefits thereof; the satisfaction of regulatory and other closing conditions to the Transactions; expected future state income tax apportionment rates; projections of earnings, revenue, net leverage, capital investments, costs or other financial items, including financial guidance and outlook and expectations for performance and results of operations for the remainder of FY2023 and beyond; anticipated trends in our business or key markets; the ability to capitalize on awards received and unawarded IDIQ contract vehicles; future economic conditions, including expected inflationary impact on consumer spending; the development, demand, customer acceptance and anticipated performance of technologies, products or services; future competition; our plans, objectives and strategies for future operations; international growth and expansion opportunities; statements regarding existing and prospective orders from current and new IFC customers; and other characterizations of future events or circumstances, are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ materially include: risks and uncertainties related to the Transactions, including the failure to obtain, or delays in obtaining, required regulatory approvals or clearances; the risk that any such approval may result in the imposition of conditions that could adversely affect us or the expected benefits of the Transactions; the failure to satisfy any of the closing conditions to the Transactions on a timely basis or at all; any adverse impact on our business as a result of uncertainty surrounding the Transactions or on the business of Inmarsat as a result of uncertainty surrounding the Inmarsat Transaction; the nature, cost and outcome of any legal proceedings related to either Transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement for either Transaction, including in circumstances requiring us to pay a termination fee with respect to the Inmarsat Transaction; the risk that our stock price may decline significantly if either Transaction is not consummated; the failure to obtain the necessary debt financing arrangements set forth in the commitment letters received in connection with the Inmarsat Transaction; risks that either Transaction disrupts current plans and operations or diverts management’s attention from its ongoing business; the effect of the announcement of either Transaction on our ability to retain and hire key personnel and maintain relationships with our customers, suppliers and others with whom we do business; our ability to successfully integrate Inmarsat operations, technologies and employees; our ability to realize anticipated benefits and synergies of the Inmarsat Transaction, including the expectation of enhancements to our products and services, greater revenue or growth opportunities, operating efficiencies and cost savings; our ability to ensure continued performance and market growth of our business following the closing of the Transactions; our ability to realize the anticipated benefits of the ViaSat-3 class satellites and any future satellite we may construct or acquire; unexpected expenses related to our satellite projects; our ability to successfully implement our business plan for our broadband services on our anticipated timeline or at all; capacity constraints in our business in the lead-up to the launch of commercial services on our ViaSat-3 satellites; risks associated with the construction, launch and operation of satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; the impact of the COVID-19 pandemic on our business, suppliers, consumers, customers, and employees or the overall economy; our ability to successfully develop, introduce and sell new technologies, products and services; audits by the U.S. Government; changes in the global business environment and economic conditions; delays in approving U.S. Government budgets and cuts in government defense expenditures; our reliance on U.S. Government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; increased competition; introduction of new technologies and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes (including changes affecting spectrum availability or permitted uses) on our ability to sell or deploy our products and services; changes in the way others use spectrum; our inability to access additional spectrum, use spectrum for additional purposes, and/or operate satellites at additional orbital locations; competing uses of the same spectrum or orbital locations that we utilize or seek to utilize; the effect of recent changes to U.S. tax laws; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www. sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to revise or update any forward-looking statements for any reason.
Shareholder Letter    |    Q2 Fiscal Year 2023 9

Use of Non-GAAP Financial Information
To supplement Viasat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), Viasat uses non-GAAP net income (loss) attributable to Viasat, Inc. and Adjusted EBITDA, measures Viasat believes are appropriate to enhance an overall understanding of Viasat’s past financial performance and prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to Viasat’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for evaluating the operating performance of our segments, allocating resources to such segments, planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below.
Copyright © 2022 Viasat, Inc. All rights reserved. Viasat, the Viasat logo and the Viasat signal are registered trademarks of Viasat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.
Shareholder Letter    |    Q2 Fiscal Year 2023 10

Viasat Second Quarter Fiscal Year 2023 Results

Financial Results

(In millions, except per share data)	Q2 FY23	Q2 FY22	Year-Over-Year Change	First 6 Months FY23	First 6 Months FY22	Year-Over-Year Change
Revenues from continuing operations	$656.7	$609.2	8%	$1,228.1	$1,179.9	4%
Revenues from discontinued operations	$88.1	$92.2	(4)%	$194.9	$186.3	5%
Total	$744.8	$701.4	6%	$1,423.0	$1,366.2	4%
Net income (loss) (1)	($48.2)	$3.3	*	($69.8)	$20.3	*
Non-GAAP net income (loss) (1)	($13.6)	$25.4	*	($3.0)	$58.7	*
Adjusted EBITDA	$188.3	$155.1	21%	$320.1	$314.0	2%
Diluted per share net income (loss) (1)	($0.64)	$0.04	*	($0.93)	$0.28	*
Non-GAAP diluted per share net income (loss) (1), (2)	($0.18)	$0.34	*	($0.04)	$0.79	*
Fully diluted weighted average shares (2)	75.8	73.5	3%	75.3	72.5	4%

New contract awards (3), (6)	$1,114.7	$831.7	34%	$1,897.3	$1,426.7	33%
Sales backlog from continuing operations (4)	$1,770.6	$1,770.8	(0)%	$1,770.6	$1,770.8	(0)%
Sales backlog from discontinued operations (4)	$599.7	$553.6	8%	$599.7	$553.6	8%
Total (4)	$2,370.3	$2,324.4	2%	$2,370.3	$2,324.4	2%

Segment Results

(In millions)	Q2 FY23	Q2 FY22	Year-Over-Year Change	First 6 Months FY23	First 6 Months FY22	Year-Over-Year Change
Satellite Services
New contract awards (3)	$307.5	$304.2	1%	$624.8	$579.2	8%
Revenues	$300.5	$300.1	0%	$612.6	$574.2	7%
Operating profit (loss) (5), (7)	($6.1)	$14.3	*	($4.7)	$24.3	*
Adjusted EBITDA (7)	$91.7	$108.3	(15)%	$193.2	$212.4	(9)%

Commercial Networks
New contract awards	$239.8	$107.1	124%	$382.0	$177.1	116%
Revenues	$180.0	$134.8	34%	$292.8	$253.4	16%
Operating profit (loss) (5), (7)	($0.8)	($52.0)	(98)%	($50.2)	($96.1)	(48)%
Adjusted EBITDA (7)	$20.8	($29.5)	*	($7.2)	($53.1)	(86)%

Government Systems
New contract awards (8)	$567.4	$420.4	35%	$890.5	$670.4	33%
Revenues from continuing operations	$176.1	$174.2	1%	$322.7	$352.3	(8)%
Revenues from discontinued operations	$88.1	$92.2	(4)%	$194.9	$186.3	5%
Total	$264.2	$266.4	(1)%	$517.6	$538.6	(4)%
Operating profit (loss) from continuing operations (5), (7)	$15.4	$20.7	(26)%	$12.4	$46.5	(73)%
Operating profit (loss) from discontinued operations (5)	$25.8	$32.7	(21)%	$57.3	$63.3	(9)%
Operating profit (loss) (5), (7)	$41.2	$53.4	(23)%	$69.7	$109.8	(36)%
Adjusted EBITDA (7)	$75.7	$76.3	(1)%	$134.1	$154.7	(13)%
Adjusted EBITDA from continuing operations	$40.9	$40.0	2%	$63.3	$84.3	(25)%

(1)	Attributable to Viasat, Inc. common stockholders.
(2)

As the three months ended and six months ended September 30, 2022 and September 30, 2021 financial information resulted in a net loss from continuing operations, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive. However, as the non-GAAP financial information for the three and six months ended September 30, 2021 resulted in non-GAAP net income, 74.9 million and 73.9 million, respectively, diluted weighted average number of shares were used instead to calculate non-GAAP diluted net income per share.

Shareholder Letter | Q2 Fiscal Year 2023            11

Viasat Second Quarter Fiscal Year 2023 Results (cont.)

(3)	Awards exclude future revenue under recurring consumer commitment arrangements.
(4)

Amounts include certain backlog adjustments due to contract changes and amendments. Our backlog includes contracts with subscribers for fixed broadband services in our satellite services segment. Backlog does not include anticipated purchase orders and requests for the installation of in-flight connectivity systems or future recurring in-flight internet service revenues under our commercial in-flight internet agreements in our Commercial Networks and Satellite Services segments, respectively.

(5)	Before corporate and amortization of acquired intangible assets.
(6)	Amounts include awards from continuing operations of $873.5 million and $1,533.9 million for the three and six months ended September 30, 2022, respectively.
(7)

These amounts were restated to include certain corporate and other indirect costs previously allocated to the discontinued business that have been reallocated across all three segments for the periods presented.

(8)	Amounts include awards from continuing operations of $326.2 million and $527.2 million for the three and six months ended September 30, 2022, respectively.
*	Percentage not meaningful.

Shareholder Letter | Q2 Fiscal Year 2023            12

Viasat Second Quarter Fiscal Year 2023 Results (cont.)

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended		Six months ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Revenues:
Product revenues	$254,861	$221,055	$424,106	$426,697
Service revenues	401,822	388,102	804,011	753,240

Total revenues	656,683	609,157	1,228,117	1,179,937

Operating expenses:
Cost of product revenues	171,105	183,905	318,581	347,916
Cost of service revenues	267,448	249,935	536,000	480,766
Selling, general and administrative	177,191	152,724	348,816	303,393
Independent research and development	32,416	39,612	67,181	73,217
Amortization of acquired intangible assets	7,379	7,399	14,902	13,328

Income (loss) from operations	1,144	(24,418)	(57,363)	(38,683)
Interest (expense) income, net	2,171	(6,022)	(3,579)	(12,251)
Other income, net	87	—	1,098	4,118

Income (loss) from continuing operations before income taxes	3,402	(30,440)	(59,844)	(46,816)
(Provision for) benefit from income taxes from continuing operations	(76,079)	9,110	(52,503)	19,490
Equity in income (loss) of unconsolidated affiliates, net	(40)	—	(40)	(256)

Net income (loss) from continuing operations	(72,717)	(21,330)	(112,387)	(27,582)
Income (loss) from discontinued operations, net of tax	25,161	26,480	43,792	50,744

Net income (loss)	$(47,556)	$5,150	$(68,595)	$23,162

Less: net income (loss) attributable to noncontrolling interest, net of tax	684	1,859	1,209	2,903

Net income (loss) attributable to Viasat, Inc.	$(48,240)	$3,291	$(69,804)	$20,259

Diluted net income (loss) per share attributable to Viasat, Inc. common stockholders	$(0.64)	$0.04	$(0.93)	$0.28

Diluted common equivalent shares (2)	75,758	73,544	75,313	72,549

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

(In thousands, except per share data)	Three months ended		Six months ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
GAAP net income (loss) attributable to Viasat, Inc.	$(48,240)	$3,291	$(69,804)	$20,259
Amortization of acquired intangible assets	7,379	7,399	14,902	13,328
Stock-based compensation expense	22,574	21,023	43,806	43,241
Acquisition and transaction related expenses (3)	14,947	488	28,019	7,490
Other income, net	—	—	—	(4,118)
Income tax effect (1)	(10,232)	(6,784)	(19,944)	(21,512)

Non-GAAP net income (loss) attributable to Viasat, Inc.	$(13,572)	$25,417	$(3,021)	$58,688

Non-GAAP diluted net income (loss) per share attributable to Viasat, Inc. common stockholders	$(0.18)	$0.34	$(0.04)	$0.79

Diluted common equivalent shares (2)	75,758	74,872	75,313	73,862

(1)	The income tax effect is calculated using the tax rate applicable for the non-GAAP adjustments.
(2)

As the three months ended and six months ended September 30, 2022 and September 30, 2021 financial information resulted in a net loss from continuing operations, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive. However, as the non-GAAP financial information for the three and six months ended September 30, 2021 resulted in non-GAAP net income, diluted weighted average number of shares were used instead to calculate non-GAAP diluted net income per share.

(3)	Costs typically consist of acquisition, integration, and disposition costs.

Shareholder Letter | Q2 Fiscal Year 2023            13

Viasat Second Quarter Fiscal Year 2023 Results (cont.)

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)	Three months ended		Six months ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
GAAP net income (loss) attributable to Viasat, Inc.	$(48,240)	$3,291	$(69,804)	$20,259
Provision for (benefit from) income taxes	76,758	(2,874)	65,996	(6,961)
Interest expense (income), net	(2,171)	6,022	3,579	12,251
Depreciation and amortization	124,400	127,108	248,487	241,860
Stock-based compensation expense	22,574	21,023	43,806	43,241
Acquisition and transaction related expenses (3)	14,947	488	28,019	7,490
Other income, net	—	—	—	(4,118)

Adjusted EBITDA	$188,268	$155,058	$320,083	$314,022

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

AND ADJUSTED EBITDA FROM CONTINUING OPERATIONS IS AS FOLLOWS:

(In thousands)	Three months ended		Six months ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
GAAP net income (loss) from continuing operations attributable to Viasat, Inc.	$(73,401)	$(23,189)	$(113,596)	$(30,485)
Provision for (benefit from) income taxes	76,079	(9,110)	52,503	(19,490)
Interest expense (income), net	(2,171)	6,022	3,579	12,251
Depreciation and amortization	121,024	123,961	241,681	235,617
Stock-based compensation expense	21,875	20,599	42,139	42,322
Acquisition and transaction related expenses (3)	9,993	488	23,065	7,490
Other income, net	—	—	—	(4,118)

Adjusted EBITDA from continuing operations	$153,399	$118,771	$249,371	$243,587

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT, INC.

AND ADJUSTED EBITDA FROM DISCONTINUED OPERATIONS IS AS FOLLOWS:

(In thousands)	Three months ended		Six months ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
GAAP net income (loss) from discontinued operations attributable to Viasat, Inc.	$25,161	$26,480	$43,792	$50,744
Provision for (benefit from) income taxes	679	6,236	13,493	12,529
Interest expense (income), net	—	—	—	—
Depreciation and amortization	3,376	3,147	6,806	6,243
Stock-based compensation expense	699	424	1,667	919
Acquisition and transaction related expenses (3)	4,954	—	4,954	—
Other income, net	—	—	—	—

Adjusted EBITDA from discontinued operations	$34,869	$36,287	$70,712	$70,435

Shareholder Letter | Q2 Fiscal Year 2023            14

Viasat Second Quarter Fiscal Year 2023 Results (cont.)

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) FROM CONTINUING OPERATIONS BEFORE

CORPORATE AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended September 30, 2022				Three months ended September 30, 2021
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$(6,066)	$(796)	$15,385	$8,523	$14,313	$(52,012)	$20,680	$(17,019)
Depreciation (4)	76,663	10,960	11,682	99,305	77,477	12,573	12,189	102,239
Stock-based compensation expense	7,553	7,456	6,866	21,875	7,871	7,384	5,344	20,599
Other amortization	7,773	2,752	3,815	14,340	8,210	2,538	3,575	14,323
Acquisition and transaction related expenses (3)	5,914	333	3,746	9,993	488	—	—	488
Other income, net	—	87	—	87	—	—	—	—
Equity in income (loss) of unconsolidated affiliates, net	(40)	—	—	(40)	—	—	—	—
Noncontrolling interest	(60)	—	(624)	(684)	(60)	—	(1,799)	(1,859)

Adjusted EBITDA from continuing operations	$91,737	$20,792	$40,870	$153,399	$108,299	$(29,517)	$39,989	$118,771

Adjusted EBITDA from discontinued operations (5)	—	—	34,869	34,869	—	—	36,287	36,287

Adjusted EBITDA (5)	$91,737	$20,792	$75,739	$188,268	$108,299	$(29,517)	$76,276	$155,058

	Six months ended September 30, 2022				Six months ended September 30, 2021
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating profit (loss) before corporate and amortization of acquired intangible assets	$(4,721)	$(50,176)	$12,436	$(42,461)	$24,255	$(96,113)	$46,503	$(25,355)
Depreciation (4)	154,037	21,533	23,120	198,690	147,724	23,162	22,932	193,818
Stock-based compensation expense	14,585	14,624	12,930	42,139	16,797	14,839	10,686	42,322
Other amortization	15,817	5,177	7,095	28,089	16,449	5,048	6,974	28,471
Acquisition and transaction related expenses (3)	13,689	523	8,853	23,065	7,490	—	—	7,490
Other income, net	—	1,098	—	1,098	—	—	—	—
Equity in income (loss) of unconsolidated affiliates, net	(40)	—	—	(40)	(256)	—	—	(256)
Noncontrolling interest	(120)	—	(1,089)	(1,209)	(100)	—	(2,803)	(2,903)

Adjusted EBITDA from continuing operations	$193,247	$(7,221)	$63,345	$249,371	$212,359	$(53,064)	$84,292	$243,587

Adjusted EBITDA from discontinued operations (5)	—	—	70,712	70,712	—	—	70,435	70,435

Adjusted EBITDA (5)	$193,247	$(7,221)	$134,057	$320,083	$212,359	$(53,064)	$154,727	$314,022

(4)	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.
(5)	A reconciliation of Adjusted EBITDA and Adjusted EBITDA from discontinued operations is presented on the previous pages.

Shareholder Letter | Q2 Fiscal Year 2023            15

Viasat Second Quarter Fiscal Year 2023 Results (cont.)

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	As of	As of
Assets	September 30, 2022	March 31, 2022

Current assets:
Cash and cash equivalents	$149,172	$310,459
Accounts receivable, net	320,249	312,172
Inventories	244,284	197,864
Prepaid expenses and other current assets	148,122	141,386
Current assets of discontinued operations	285,249	197,591

Total current assets	1,147,076	1,159,472

Property, equipment and satellites, net	4,002,742	3,704,991
Operating lease right-of-use assets	317,921	343,339
Other acquired intangible assets, net	211,273	236,043
Goodwill	162,003	168,710
Other assets	669,265	699,280
Non-current assets of discontinued operations	—	77,511

Total assets	$6,510,280	$6,389,346

	As of	As of
Liabilities and Equity	September 30, 2022	March 31, 2022

Current liabilities:
Accounts payable	$244,917	$200,673
Accrued and other liabilities	452,644	482,564
Current portion of long-term debt	38,577	34,911
Current liabilities of discontinued operations	67,484	52,273

Total current liabilities	803,622	770,421

Senior notes	1,687,705	1,686,225
Other long-term debt	959,274	764,991
Non-current operating lease liabilities	289,746	316,178
Other liabilities	141,742	153,156
Non-current liabilities of discontinued operations	—	15,781

Total liabilities	3,882,089	3,706,752

Total Viasat, Inc. stockholders’ equity	2,596,560	2,633,866
Noncontrolling interest in subsidiary	31,631	48,728

Total equity	2,628,191	2,682,594

Total liabilities and equity	$6,510,280	$6,389,346

Shareholder Letter | Q2 Fiscal Year 2023            16